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                                     INACOM CORP.

                        EXECUTIVE DISABILITY WAGE CONTINUATION

                                         PLAN


This Plan is intended to qualify as a Wage Continuation Plan pursuant to Section 105 of the Internal Revenue code of 1986, as amended, and is to be interpreted in a manner consistent with the requirements of Section 105. The Plan has been established for the benefit of certain executives of InaCom Corp. and its subsidiaries, in order to retain their services and encourage them to continue the increasing profitability of the Company.

                                      ARTICLE I
                                     DEFINITIONS

The following terms shall have the meanings set forth below:

1.1 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

1.2  "COMPANY" means InaCom Corp. and its subsidiaries.

1.3 "COMPENSATION COMMITTEE" means the Compensation Committee of the Company Board of Directors. The Compensation Committee shall be the Plan Administrator. However, the Compensation Committee may designate another committee, person, or entity to serve as Plan Administrator.

1.4 "DISABILITY OR DISABLED." For purposes of this Plan, a Participant shall be deemed to be "disabled" when the Participant is entitled to receive disability benefits for disability as defined in the Disability Income Policy being maintained for the Participant under the terms of the Plan. Subject to
Article VI, such determination shall be made solely and exclusively by the insurance company in the manner provided for in such Disability Income Policy, and such Participant shall continue to be deemed so disabled, for the purposes of this Plan, until the insurance company ceases to recognize the Participant as being entitled to receive benefits for disability for the purposes of such Disability Income Policy.

1.5 "DISABILITY INCOME POLICY" means the disability insurance policies covering and owned by any Participant under this Plan.

1.6 "EARNED INCOME" means salary, wages, commissions, fees or other remuneration earned by the Participant, whether received or not, after deductions for business expenses other than taxes, and excluding unearned income. Earned income shall include remuneration for services or work performed during such period, but shall not include remuneration received during said period for services or work performed prior thereto.

1.7  "EFFECTIVE DATE" means the Effective Date of this Plan shall be May 1,
1993.

1.8 "EXECUTIVE" means any Executive of the Company so designated by the Compensation Committee.

1.9 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.10 "LOSS OF EARNED INCOME" means the determination of Loss of Earned Income for purposes of determining Disability under Section 1.4 of this Article I is based on the Participant's average Earned Income for the 12 months before the disability began or any 24 consecutive months out of the prior 60 months, whichever is greater.


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1.11 "PARTICIPANT" means any Executive who participates in the Plan pursuant to
Section 2.1 hereof and has not, for any reason, become ineligible to participate in the Plan.

1.12 "PLAN" means the InaCom Corp. Executive Disability Wage Continuation Plan as amended from time to time.

1.13 "PLAN YEAR" means the twelve (12) month period commencing on May 1 and ending on April 30.

                                      ARTICLE II
                                    PARTICIPATION

2.1 PARTICIPATION. The Compensation Committee shall designate from time to time the Executives who shall be Participants in this Plan.

2.2 TERMINATION OF PARTICIPANTS. If a Participant ceases employment other than as a result of Disability, Participation in the Plan shall terminate. Participation in the Plan may thereafter be renewed upon reemployment.

                                     ARTICLE III
                                       BENEFITS

3.1 DISABILITY INSURANCE. The Company shall pay the premium necessary to maintain in force an individual Disability Income Policy providing for a ninety
(90) day waiting period, as each Participant may qualify for, the maximum monthly benefit to be set by the Company; provided, however, the amount of premiums paid by the Company for each Participant shall not exceed the premiums required for a "standard issue" disability policy. Any additional premiums for ratings, additional riders, or similar provisions shall be the obligation of the Participant; provided, further, if a Participant's Disability Income Policy excludes coverage for any medical condition, nothing herein shall be construed to create an obligation of the Company to insure against such condition.

The waiting period under an individual disability income policy may be longer than ninety (90) days, if necessary, under the Policy due to the Participant's current physical condition.

If a Participant is disabled as defined in the Disability Income Policy described in the preceding paragraph and the Company receives benefits form the insurance company issuing same, then the Company will pay all of said benefits promptly to the disabled Participant.

The only obligation of the Company hereunder shall be to pay the premiums on the standard issue Disability Income Policies purchased hereunder. If a Participant fails to deliver to the Company premium statements for any individual Disability Income Policies of which the Participant may be the owner, the Company shall have no duty to procure additional insurance or see that said premiums are paid. If the Insurance Company shall fail to make any disability payment, the Company shall have no obligation to do so. In addition, after the Participant has been disabled for a period of ninety (90) days, the only obligation of the Company under this Plan shall be to forward to Participant any disability insurance benefits received by the Company as a result of the Participant's disability.

The premiums or portion thereof, paid by the Company for the disability income policies for each Participant in this Plan shall constitute benefit payments by the Company under this Plan. The premiums shall be paid out of the general assets of the Company.


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                                      ARTICLE IV
                         FUNDING POLICY AND BASIS OF PAYMENTS
                                 TO AND FROM THE PLAN

4.1 FUNDING POLICY. The funding policy of this Plan shall be that all standard premiums for any Disability Income Policy covering any Participant under this Plan shall, upon timely, written notice from the insurance company that payment is due, be paid when due.

4.2 PAYMENTS FROM THE PLAN. The Company's payments from the Plan shall be provided out of the general assets of the Company at the time such payments are to be made, subject to the receipt of payments by the Company from the Disability Income Policy as described in Section 3.1 of the Plan. No specific amounts therefor shall be set aside in advance. In addition, any amounts received by the Participant directly from the insurance company under the terms of any Disability Income Policy being maintained for the Participant by the Company under the terms of this Plan shall also constitute payments from the Plan.

4.3 PAYMENTS TO PARTICIPANTS. Payments to Participants shall be made out of the general assets of the Company (but only to the extent payments are received by the Company under the Disability Income Policy), or by the insurance company under the terms of any Disability Income Policy being maintained by the Company under the terms of this Plan, or both, upon the submission and approval of a claim for benefits made pursuant to the claims procedure, established, as required by ERISA, and set forth below.

                                      ARTICLE V
                                 COMPANY'S OBLIGATION

The Company's obligations under the Plan is limited to payment of the premiums described in this Plan. The payment of the disability benefits contemplated by the Plan shall be the obligation of the Insurance Company. If the Insurance Company shall fail to make any such disability benefit payment, for a reason other than the improper failure of the Company to pay a premium required of it by this Agreement, the Company shall not be obligated to make such disability benefit payments.


                                      ARTICLE VI
                         CLAIMS AND CLAIMS REVIEW PROCEDURES

The Participant must make a claim for plan benefits by delivering a written request to the Insurance Company. Upon receipt of such request the Insurance Company may require the claimant to complete such forms and provide such additional information as may be reasonably necessary to establish the claimant's right to a benefit under the Plan.

If a claim for benefits is wholly or partially denied, the Insurance Company will be requested to furnish to the claimant a notice of the decision, within ninety (90) days after the receipt of the claim by the Plan. If special circumstances require more than ninety (90) days to process the claim, this period may be extended for up to an additional ninety (90) days by giving written notice to the claimant before the end of the initial 90-day period stating the special circumstances requiring the extension and the date by which a final decision is expected. Failure to provide a notice of decision in the time specified shall constitute a denial of the claim and the claimant shall be entitled to require a review of the denial under the review procedures.

The notice to be provided to every claimant who is denied a claim for benefits shall be in writing and shall set forth, in a manner calculated to be understood by the claimant, the following:

     (a)  The specific reason or reasons for the denial;

     (b) Specific reference to pertinent plan provisions on which the denial is based;



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     (c)  A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

     (d) An explanation of the Plan's claim review procedure describing the steps to be taken by a claimant who wishes to submit his or her claim for review.

The purpose of the review procedure is to provide a procedure by which a claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. To accomplish that purpose, the claimant or his duly authorized representative:

     (a)  May request a review upon written application to the Plan
     Administrator.

     (b)  May review pertinent plan documents; and

     (c)  May submit issues and comments in writing.

A claimant (or his duly authorized representative) shall request a review by filing a written application for review with the Plan Administrator at any time within sixty (60) days after receipt by the claimant of written notice of the denial of his claim.

The decision on review of a denied claim shall be made in the following manner:

     (a) The decision on review shall be made by the Plan Administrator, who may in its discretion hold a hearing on the denied claim. The Plan Administrator shall make its decision promptly, which shall ordinarily be not later than sixty (60) days after the Plan's receipt of the request for review, unless special circumstances (such as the need to hold a hearing) require an extension of time for processing. In that case a decision shall be rendered as soon as possible, but not later than one hundred twenty
     (120) days after receipt of the request for review. If an extension of time is required due to special circumstances, written notice of the extension shall be furnished to the claimant prior to the time the extension commences.

     (b) The decision on review shall be in writing and shall include specific reasons for the decisions, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based.

     (c) In the event the decision on review is not furnished to the claimant within the time required, the claim shall be deemed denied on review.

                                     ARTICLE VII
                                 PLAN ADMINISTRATION

     a. The Compensation Committee shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation and for carrying out the respective provisions hereof, and shall have all such powers as may be necessary to do so. The Compensation Committee may from time to time establish rules for the administration of this Plan and the transactions of its business. Any action by the Compensation Committee shall be final, conclusive and binding on each Participant, Beneficiary and all persons claims by, through or under any Participant, unless an appeal is received by the Compensation Committee within 60 days of the disputed action. The appeal will be reviewed by the Compensation Committee and the decision of the Compensation Committee shall be final, conclusive and binding on the Participant and on all persons claiming by, through or under the Participant.


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     b.   The Company may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it shall deem necessary or desirable in connection with the interpretation and administration of this Plan. The Company shall be entitled to rely upon all certificates made by an accountant or actuary selected by Company. The Company and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any counsel, accountant, actuary or other expert and all action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan. The Company shall indemnify and hold harmless the members of the Compensation Committee for any and all acts taken in the administration or interpretation of this Plan.

                                     ARTICLE VIII
                              TERMINATION OF EMPLOYMENT

8.1 TERMINATION OF INSURANCE. In the event that the employment of a Participant with the Company is terminated for any reason other than "Disability," as previously defined, the Company's obligation to continue paying the premium due on the Participant's Disability Income Policy shall cease and terminate.

8.2 ELECTION TO RETAIN INSURANCE. When a Participant's employment is terminated with the Company, the Participant may elect to retain the Disability Income Policy. This election must be made within sixty (60) days of the date of termination. The Participant must notify the Insurance Company in writing and remit to them the required premium.

                                      ARTICLE IX
                              AMENDMENT AND TERMINATION

The Company reserves the right to amend or terminate this Plan at any time or times, in whole or in part, by duly adopted resolution of the Board of Directors. However, no such amendment or termination shall affect the rights of a Participant to receive monthly payments hereunder for any Disability arising prior to said amendment or termination.

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                                      ARTICLE X
                                  NON-ASSIGNABILITY

This Plan, and the rights, interest, and benefits receivable hereunder from the general assets of the Company shall not be assigned, transferred, pledged, sold, conveyed, or encumbered in any way by the Participant and shall not be subject to execution, attachment, or similar process. Any attempted sale, conveyance, transfer, assignment, pledge, or encumbrance of this Plan or of such rights, interest, and benefits, contrary to the foregoing provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

                                      ARTICLE XI
                                    MISCELLANEOUS

11.1 LIMITATION OF RIGHTS. Neither the establishment of the Plan nor any amendment thereof will be construed as giving to any Participant or other person any legal or equitable right against the Plan Administrator or the Company, except as expressly provided herein, and in no event will the terms of employment or service of any Participant be modified or in any way be affected hereby.

11.2 APPLICABLE LAW. The Plan will be construed and administered and enforced in accordance with ERISA and the laws of the State of Nebraska to the extent that such laws are not preempted by ERISA.